As filed with the Securities and Exchange Commission on February 9, 2004

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Firstwave Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-1588291
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2859 Paces Ferry Road
Suite 1000
Atlanta, GA  30339
(Address of Principal Executive Offices, Including Zip Code)

Firstwave Technologies, Inc. 1993 Stock Option Plan and
Firstwave Technologies, Inc. Employee Stock Purchase Plan
(Full title of the Plans)

Richard T. Brock Chief Executive Officer Firstwave Technologies, Inc. 2859 Paces Ferry Road, Suite 1000 Atlanta, Georgia 30339 (770) 431-1200	Copy to: James Walker IV, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 (404) 233-7000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, no par value, issuable under 1993 Stock Option Plan	416,667	shares (2)	$5.80	$2,416,669	$306.20

Common Stock, no par value, issuable under Employee Stock Purchase Plan	16,667	shares (2)	$5.80	$96,669	$12.25

TOTAL	433,334	shares (2)	$5.80	$2,513,338	$318.45

(1)

Computed in accordance with Rule 457(c) and (h) of the Securities Act of 1933, based on the high and low sales prices of the common stock offered hereby on the Nasdaq SmallCap Market on February 5, 2004.

(2)

Pursuant to Rule 416, this Registration Statement shall be deemed to cover any additional securities to be offered or issued as a result of stock splits, stock dividends, or similar transactions, or the application of the anti-dilution provisions, with respect to the shares.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

Pursuant to Rule 429, the Prospectus to be used under this Registration Statement also applies to the Form S-8 Registration Statements (SEC File Nos. 33-75374, 33-81102, 33-92574 and 333-55939) which registered the offer, sale and issuance of up to 400,000 shares of common stock issuable under the 1993 Stock Option Plan and the Form S-8 Registration Statements (SEC File Nos. 33-88304 and 333-55971) which registered the offer, sale and issuance of 23,333 shares of common stock under the Employee Stock Purchase Plan.  See “Explanatory Statement Regarding Prior Filings.”

EXPLANATORY STATEMENT REGARDING PRIOR FILINGS

               This Form S-8 Registration Statement of Firstwave Technologies, Inc. (the “Company” or the “Registrant”) is filed for the purpose of registering the offer, sale and issuance of 416,667 additional shares of common stock under the Company’s 1993 Stock Option Plan (the “Stock Option Plan”) and 16,667 additional shares of common stock under the Company’s Employee Stock Purchase Plan (the “Purchase Plan”).  All numbers relating to the shares of common stock presented herein give effect to the 1:3 reverse stock split approved by the shareholders of the Company on September 7, 2001.

               On May 14, 2001, the shareholders of the Company approved (a) an amendment to the Stock Option Plan that increased the number of shares reserved for issuance under the Stock Option Plan from 400,000 shares to 466,667 shares and an amendment to the Purchase Plan that increased the number of shares reserved for issuance from 23,333 shares to 30,000 shares.  On May 2, 2002, the shareholders of the Company approved (i) an amendment to the Stock Option Plan that increased the number of shares reserved for issuance under the Stock Option Plan from 466,667 shares to 516,667 shares and (ii) an amendment to the Purchase Plan that increased the number of shares reserved for issuance from 30,000 shares to 40,000 shares.  On May 1, 2003, the shareholders of the Company approved an amendment to the Stock Option Plan that increased the number of shares reserved for issuance from 516,667 shares to 816,667 shares.

               Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement amends and updates the information contained in the Form S-8 Registration Statements previously filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) with respect to the Stock Option Plan and the Purchase Plan.  With respect to the Stock Option Plan, a total of 400,000 shares of common stock have been registered pursuant to the following: Form S-8 Registration Statement filed on February 16, 1994 (SEC File No. 33-75374), Form S-8 Registration Statement filed on July 1, 1994 (SEC File No. 33-81102), Form S-8 Registration Statement filed on May 22, 1995 (SEC File No. 33-92574) and Form S-8 Registration Statement filed on June 3, 1998 (SEC File No. 333-55939).  With respect to the Purchase Plan, a total of 23,333 shares of common stock have been registered pursuant to the following: Form S-8 Registration Statement filed on January 9, 1995 (SEC File No. 33-88304) and Form S-8 Registration Statement filed on June 3, 1998 (SEC File No. 333-55971).  Pursuant to General Instruction E to Form S-8, the contents of all prior registration statements filed with respect to the Stock Option Plan and the Purchase Plan, as amended, are incorporated by reference in this Registration Statement.

               This Registration Statement provides for the registration of an additional 416,667 shares of the Registrant’s common stock to be issued under the Stock Option Plan and 16,667 shares of the Registrant’s common stock to be issued under the Purchase Plan.  Accordingly, as amended, the total number of shares registered and reserved for issuance under the Stock Option Plan is 816,667 and the total number of shares registered and reserved for issuance under the Purchase Plan is 40,000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

               The documents containing the information specified in Part I will be sent or given to employees of the Company and other participants in the Stock Option Plan and the Purchase Plan as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

               The SEC allows us to “incorporate by reference” information filed with them, which means that we can disclose important information to you by referring you directly to those documents.  The information incorporated by reference is considered to be a part of this prospectus.  In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.  Any information so updated or superseded shall not be deemed, except as so updated or superseded, to be a part of this prospectus.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (provided that nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC) until all of the shares of common stock described in this prospectus are sold or the offering of the shares covered by this prospectus is terminated:

(1)	the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2002 filed with the Commission on June 10, 2003 (SEC File No. 000-21202);

(2)	the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003 filed with the Commission on July 14, 2003;

(3)	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Commission on August 14, 2003;

(4)	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Commission on November 14, 2003;

(5)	the Company’s Current Report on Form 8-K dated March 4, 2003, as amended by Form 8-K/A filed with the Commission on July 14, 2003;

(6)

the description of the Company’s common stock, no par value per share, contained in the Registrant’s Registration Statement on Form 8–A/A, filed with the Commission on March 30, 1993 (File No. 000–21202).

               We will provide you with free copies of any of these documents or any other documents that have been incorporated by reference in this prospectus, without exhibits, unless an exhibit is incorporated into the document by reference, if you write us or call us at: Firstwave Technologies, Inc., 2859 Paces Ferry Road, Suite 1000, Atlanta, GA 30339, Attention: Judith A. Vitale, telephone (770) 431–1200.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Officers and Directors

               Section 14–2–850 et seq. of the Georgia Business Corporation Code and Article 6 of the Registrant’s Amended and Restated Bylaws set forth the extent to which the Registrant’s directors and officers may be indemnified by the Registrant against liability that they may incur while serving in such capacity. These provisions generally provide that the directors and officers of the Registrant will be indemnified by the Registrant against any expenses (including attorneys fees), judgments, fines, and amounts paid in settlement which are allowed to be paid by the Company under Georgia law, incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or served with another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant if such director or officer conducted himself in good faith, and reasonably believed in the case of conduct in his official capacity, that such conduct was in the best interests of the Registrant, and in all other cases, that such conduct was at least not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. These provisions do not eliminate or limit the liability of a director or officer for (i) any appropriation of any business opportunity of the Registrant in violations of his duties, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) liabilities of a director imposed by Section 14–2–832 of the Georgia Business Corporation Code, or (iv) any transaction from which the director or officer derived an improper personal benefit.

               The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

               The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S–K:

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S–1 (SEC File No. 33–57984))

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3(b) of the Company’s Registration Statement on Form S-8 (SEC File No. 333-55939))

4.3

Articles of Amendment dated April 28, 1999 setting forth the designation of the Series A Redeemable Preferred Stock (incorporated by reference to Exhibit 3.3 of the Company’s Form 10-K for the year ended December 31, 2000 (SEC File No. 000-21202))

4.4

Articles of Amendment dated November 15, 2000 setting forth the designation of the Series B Redeemable Preferred Stock (incorporated by reference to Exhibit 3.4 of the Company’s Form 10-K for the year ended December 31, 2000 (SEC File No. 000-21202))

4.5

Articles of Amendment dated September 7, 2001 setting forth certain revisions to Series A and Series B Convertible Preferred Stock (incorporated by reference to exhibits filed as part of the Company’s Definitive Proxy Statement dated August 17, 2001 (SEC File No. 000-21202))

4.6

Articles of Amendment dated September 12, 2001 setting forth the one-for-three stock split (incorporated by reference to exhibits filed as part of the Company’s Definitive Proxy Statement dated August 17, 2001 (SEC File No. 000-21202))

4.7	Firstwave Technologies, Inc. Amended and Restated 1993 Stock Option Plan (incorporated by reference to Exhibit 4(a) of the Company’s Registration Statement on Form S-8 (SEC File No. 333-55939))

4.8	First Amendment to Firstwave Technologies, Inc. 1993 Stock Option Plan (incorporated by reference to Exhibit 4(c) of the Company’s Registration Statement on Form S-8 (SEC File No. 333-55939))

4.9	Second Amendment to Firstwave Technologies, Inc. 1993 Stock Option Plan

4.10	Third Amendment to Firstwave Technologies, Inc. 1993 Stock Option Plan

4.11	Fourth Amendment to Firstwave Technologies, Inc. 1993 Stock Option Plan

4.12	Firstwave Technologies, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4(a) of the Company’s Registration Statement on Form S-8 (SEC File No. 333-55971)

4.13	First Amendment to Firstwave Technologies, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4(b) of the Company’s Registration Statement on Form S-8 (SEC File No. 333-55971))

4.14	Second Amendment to Firstwave Technologies, Inc. Employee Stock Purchase Plan

4.15	Third Amendment to Firstwave Technologies, Inc. Employee Stock Purchase Plan

4.16	Fourth Amendment to Firstwave Technologies, Inc. Employee Stock Purchase Plan

5.1	Opinion of Morris, Manning & Martin, LLP

23.1	Consent of Independent Certified Public Accountants

23.2	Consent of Independent Auditors

23.3	Consent of Morris, Manning & Martin, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.   Undertakings

(a)          The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this, the 9th day of February, 2004.

FIRSTWAVE TECHNOLOGIES, INC.

By:	/s/ Richard T. Brock

Richard T. Brock
Chief Executive Officer

POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard T. Brock and Judith A. Vitale as his true and lawful attorneys–in–fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement relating to the registration of shares of common stock on Form S–8 and to sign any and all amendments (including post effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys–in–fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys–in–fact and agents, or any of them, or their or his substitute, could lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Richard T. Brock	Chief Executive Officer and Director	February 5, 2004
(Principal Executive Officer)
Richard T. Brock

/s/ Roger A. Babb	Lead Director	February 5, 2004

Roger A. Babb

/s/ John F. Keane	Director	February 5, 2004

John F. Keane

/s/ Alan I. Rothenberg	Director	February 5, 2004

Alan I. Rothenberg

/s/ David R. Simmons	Director	February 5, 2004

David R. Simmons

/s/ John Spencer	Director	February 5, 2004

John Spencer